EXHIBIT 10.64

                    WAIVER AND SECOND AMENDMENT TO
               AMENDED AND RESTATED CREDIT AGREEMENT AND NOTE

     THIS WAIVER AND SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND NOTE ("Second Amendment") is made and entered into as of April 30, 1998, by and between DATRON SYSTEMS INCORPORATED, a Delaware corporation ("Borrower" or "Company") and UNION BANK OF CALIFORNIA, N.A. ("Bank"). This Second Amendment amends that certain Amended and Restated Credit Agreement, as previously Amended, by and between Bank and Borrower dated as of August 8, 1997 ("Credit Agreement").

                         RECITALS

     A. Whereas, the parties hereto agreed to certain modifications of the Facility Documents ("Loan Documents").

     B. Whereas, on August 1, 1995 Datron/Transco, Inc.("Guarantor") executed its Continuing Guaranty in the amount of Twenty-Nine Million and No/100 Dollars ($29,000,000.00) of Borrower's Obligations to Bank on August 1, 1995, and Datron World Communications Inc.("Guarantor" with each Guarantor referenced herein together as "Guarantors") executed its Continuing Guaranty in the amount of Twenty-Nine Million and No/100 Dollars ($29,000,000.00) of Borrower's Obligations to Bank, both of which remain in full force and effect and referenced herein inclusive with Loan Documents.

     C. Whereas, the Borrower and the Bank desire to evidence (1) the Bank's waiver of the Borrower's compliance with three of the financial covenants for the periods ending for the fourth quarter and fiscal year end March 31, 1998, (2) modify two of the financial covenants (a) one for the first quarter ending June 30, 1998, and
(b)one for the fiscal year ending March 31, 1999, and (3) modify the timing of the decrease in the maximum amount available under the Revolving Loan Facility, the Standby Facility and the UC Facility from April 30, 1998 to July 31, 1998 (Reduction Date) without changing the Reduction Amount, and (4) modify the minimum amount of the Simi Valley Financing from $3,500,000.00 to $3,300,000.00 ("Designated Defaults"), and (5) to provide for certain ancillary matters.

                         AGREEMENT

     NOW THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower and Guarantors hereby agree as follows:

1. Incorporation of Recitals. Each of the above recitals is incorporated herein and deemed to be the agreement of the Bank and Borrower and Guarantors and is relied upon by each party to this Second Amendment in agreeing to the terms of this Second Amendment. All capitalized terms used in this Second Amendment shall, unless otherwise defined herein or unless the context otherwise requires, have the meanings given thereto in the Credit Agreement.

2. Confirmation of Collateral. Borrower hereby grants and confirms that all obligations of Borrower to Bank are secured by a duly recorded security interest of first priority in the Collateral.

2.a. Confirmation of Guarantys. Each Guarantor hereby acknowledges and confirms such Guarantor's respective unconditional obligation as Guarantor of the obligations of Borrower to Bank as set forth in its Guaranty and reaffirms and restates each and every term, condition and provision thereof.

3. Confirmation of Representations and Warranties. Borrower hereby confirms all representations and warranties contained in the Loan Documents and reaffirms all covenants set forth therein, as amended. Further, Borrower certifies that, as of the date of this Second Amendment, there exists no Event of Default as defined in the Loan Documents other than the Designated Defaults, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default.

4. Conditions Precedent. Borrower understands that this Second Amendment shall not be effective and Bank shall have no obligation to amend the terms of the Loan Documents as provided herein unless and until each of the following conditions precedent has been satisfied not later than the respective date set forth below, or waived by Bank (in Bank's sole discretion), for whose sole benefit such conditions exist, with Bank's determination as to whether they have been timely satisfied being conclusive absent manifest error:

4.1 On or before May 15, 1998, Borrower and Guarantors shall have executed and delivered to Bank this Second Amendment;

4.2 On or before May 15, 1998, Borrowers shall have paid the Extension and Waiver Fee of Twelve Thousand Dollars ($12,000.00) which is equal to one-half (.5%) percent per annum of the Revolving Loan Facility Commitment annualized for the three month period; and,

4.3 On or before such time as Bank may require, Borrowers shall have taken any and all actions and execute and deliver to Bank any and all documents necessary or appropriate in Bank's sole discretion to effectuate this Second Amendment.

5. Waiver of Defaults. Subject to all of the terms and conditions of this Second Amendment, including, without limitation, the requirements of Sections 4 and 5 hereof, Bank hereby agrees to waive, for the fiscal quarter and fiscal year end of the Borrower ending March 31, 1998, and only for such fiscal quarter and year end, compliance by the Borrower with the Tangible Net Worth, Profitability, and Cash Flow Coverage Ratio covenants as set forth in Subsections 4.02(i), (k), and
(m) of the Credit Agreement, and agrees that such noncompliance shall not constitute an Event of Default under the Credit Agreement or under the Credit Agreement as amended by the First and this Second Amendment. The waiver here given is specific to the covenants, and for the fiscal quarter and year end of the Borrower, referred to above and shall not operate as a waiver of compliance by the Borrower with any other covenant set forth in the Credit Agreement, or in the Credit Agreement as amended by the First or this Second Amendment, or with the covenants referred to above for any other fiscal quarter or year end of the Borrower.

6. Modification of Loan Documents. To induce Bank to enter into this Second Amendment, Borrower agrees that the Loan Documents are hereby supplemented and modified as follows, which modifications shall supersede and prevail over any conflicting provisions of the Loan
Documents:

6.1 Subsection 4.02(i) Tangible Net Worth of the Credit Agreement is amended to read as follows:

The Company will not, as at the end of any fiscal quarter or fiscal year end of the Company, permit its consolidated Tangible Net Worth to be less than Twenty-Three Million Four Hundred Thousand and No/100 Dollars ($23,400,000.00).

6.2 Subsection 4.02(k) Profitability of the Credit Agreement is amended to read as follows:

The Company will not (1) permit its consolidated net after tax profits to be less than Ninety-Seven Thousand Dollars ($97,000.00) for the fiscal quarter of the Company ending June 30, 1998, and (2) permit its consolidated net after tax profits to be less than Two Hundred Fifty Thousand Dollars ($250,000.00) for any fiscal quarter of the Company ending on or after September 30, 1998.

6.3 Subsection 6.010 The Simi Valley Financing of the Credit Agreement is amended to read as follows:

Simi Valley Financing shall fail to close on or prior to July 31, 1998, or shall close on or prior to July 31, 1998 but shall fail to generate net proceeds in an amount equal to or greater than Three
Million Three Hundred Thousand Dollars ($3,300,000.00).

6.4 Subsection 1.01(b), (c), (d), (e) and (f) Availabilities of the Facilities of the Credit Agreement is amended such that any reference to the Reduction Date shall be changed from April 30, 1998 to July 31, 1998 hereafter; therefore, the maximum amounts available under the Revolving Loan Facility, the Standby Facility and the UC Facility shall be reduced by the Reduction Amount of Four Million dollars ($4,000,000.00) on the Reduction Date.

6.5 Subsection 1.02(d) of the Credit Agreement is amended in its entirety to read as follows:

Revolving Loan Interest Rate Options. The Company shall pay interest on the unpaid principal amount of each Revolving Loan from the date of such loan (if such loan is made on or after the Effective Date), from the Effective Date (if such loan is a Reference Rate Revolving Loan made prior to the Effective Date), or from the first day of the hrst Interest Period for such loan which commences on or after the Effective Date (if such loan is a LIBOR Revolving Loan made prior to the Effective Date), until the maturity thereof (whether by acceleration or otherwise), at one of the following rates per annum:

(i) Reference Rate Option - During such periods as such Revolving Loan is a Reference Rate Revolving Loan, a rate per annum equal to the Reference Rate plus one and one-half percent (1.5%), such rate to change from time to time as the Reference Rate shall change; or

(ii) LIBO Rate Option - during such periods as such Revolving Loan is a LIBOR Revolving Loan, a rate per annum equal at all times during each Interest Period for such loan to the LIBO Rate for such Interest Period ~ two and one-half percent (2.5%).

Each Revolving Loan shall, at any given time prior to maturity, bear interest at one, and only one, of the above rates.

7. Release. Borrower and each Guarantor hereby, for itself, its successors, heirs, executors, administrators and assigns, releases, acquits and forever discharges Bank, its directors, officers, employees, agents, affiliates, successors, administrators and assigns ("Released Parties") of and from any and all claims, actions, causes of action, demands, rights, damages, costs, loss of service, expenses and compensation whatsoever which any Borrower or Guarantor might have because of anything done, omitted to be done, or allowed to be done by any of Released Parties and in any way connected with the Liabilities or this Second Amendment or the other Loan Documents as of the date of execution of this Second Amendment, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, including without limitation, any settlement negotiations and also including without limitation, any damages and the consequences thereof resulting or to result from the events described, referred to or inferred hereinabove ("Released Matters"). Each Borrower and Guarantor further agrees never to commence, aid or participate in (except to the extent required by order or legal process issued by a court or governmental agency of competent jurisdiction) any legal action or other proceeding based in whole or in part upon the foregoing. In furtherance of this general release, each Borrower and Guarantor acknowledges and waives the benefits of California Civil Code Section 1542 (and all similar ordinances and statutory, regulatory, or judicially created laws or rules of any other jurisdiction), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS
SETTLEMENT WITH THE DEBTOR

Borrower and each Guarantor agrees that this waiver and release is an essential and material term of this Second Amendment and that the agreements in this paragraph are intended to be in full satisfaction of any alleged injuries or damages in connection with the Released Matters. Borrower and each Guarantor represents and warrants that it has not purported to convey, transfer or assign any right, title or interest in any Released Matter to any other person or entity and that the foregoing constitutes a full and complete release of the Released Matters. Borrower and each Guarantor also understands that this release shall apply to all unknown or unanticipated results of the transactions and occurrences described above, as well as those known and anticipated. Borrower and each Guarantor has consulted with legal counsel prior to signing this release, or had an opportunity to obtain such counsel and knowingly chose not to do so, and executes such release voluntarily, with the intention of fully and finally extinguishing all Released Matters.

8. Effect of Amendment. Bank and Borrower and each Guarantor agree that except as expressly provided herein, the Credit Agreement and the Loan Documents shall remain in full force and affect in accordance with their respective terms, without waiver or modification. Each of Borrower and Guarantors acknowledges that it is relying on no written or oral agreement, representation, warranty, or understanding of any kind made by Bank or any employee or agent of Bank except for the agreements of Bank set forth herein or in the Credit Agreement or other Loan Documents.

9. Applicable Law; Jurisdiction. Except as otherwise provided herein, this Second Amendment and the rights and obligations of the parties hereto shall be governed by the laws of the State of California without regard to principles concerning choice of law. In any action arising out of or connected with this Second Amendment, Borrower and Guarantors each hereby expressly consents to the personal jurisdiction of any state or federal court located in the State of California and also consents to service of process by any means authorized by federal or governing state law.

IN WITNESS WHEREOF, Bank and Borrower and each Guarantor have executed this Second Amendment as of the date set forth in the preamble.

BORROWER                            BANK
DATRON SYSTEMS, INC.                UNION BANK OF CALIFORNIA, N.A.

By:  /s/  WILLIAM L. STEPHAN        By:/s/EMILY DENNY McKNIGHT
Title: Vice President and Chief     Title: Vice President
Financial Officer


GUARANTOR
DATRON/TRANSCO INC.

By:/s/DAVID A. DERBY
Title: Chairman


GUARANTOR
DATRON WORLD COMMUNICATIONS, INC.

By:/s/DAVID A. DERBY
Title: Chairman